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                                                                      Exhibit 15

April 18, 2002

PC Connection, Inc. and Subsidiaries
730 Milford Road
Merrimack, New Hampshire

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PC Connection, Inc. and subsidiaries for the periods ended March 31, 2002 and 2001, as indicated in our report dated April 18, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is incorporated by reference in Registration Statement Nos. 333-40172, 333-50845, 333-50847, 333-66450, 333-69981, and 333-83943 of PC Connection, Inc. on Form
S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Boston, Massachusetts